Filed Pursuant to
Rule 424(b)(3)
Registration No. 333-84112
PROSPECTUS
6,598,691 Shares
MICHAELS STORES, INC.
Common Stock
     This prospectus relates to 5,017,801 shares of common stock, par value $.10 per share, of Michaels Stores, Inc., a Delaware corporation, issuable by us upon exercise of stock options previously granted under the Michael Stores, Inc. Amended and Restated 1997 Stock Option Plan, referred to in this prospectus as the “plan,” and the subsequent offer and resale of such shares from time to time by selling stockholders or permitted transferees of such shares. This prospectus also relates to the offer and resale by selling stockholders or their permitted transferees of 1,580,890 shares of common stock issued by us upon the exercise of stock options previously granted under the plan. In addition, this prospectus relates to such indeterminate number of additional shares of common stock as may become subject to awards under the plan as a result of the plan’s antidilution provisions.
     Plan participants who are directors, executive officers and key employees may use this prospectus in sales of shares of common stock acquired upon the exercise of options. The price and other terms of these sales will be established at the time they occur. The sales prices may be equal to or based upon the then-current market prices or determined through negotiation.
     We will receive the proceeds of the issuance of shares of common stock upon the exercise of options granted under the plan. We will not receive any proceeds from sales of shares by plan participants and permitted transferees.
     We will pay all expenses in connection with this offering, which are estimated to be approximately $30,000. The selling stockholders are offering 4,506,724 shares as of the date of this prospectus.
     Our common stock is listed on the New York Stock Exchange under the symbol “MIK.” On August 23, 2005, the closing price of the common stock on the New York Stock Exchange was $36.96.
     Our principal executive offices are located at 8000 Bent Branch Drive, Irving, Texas 75063 (telephone: 972-409-1300).

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 23, 2005.

FORWARD-LOOKING INFORMATION
     Some of our statements contained in this prospectus or incorporated by reference into this prospectus are forward-looking statements that reflect our plans, estimates and beliefs. Words such as “anticipates,” “plans,” “estimates,” “expects,” “believes” and similar expressions often identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors set forth or incorporated by reference in this prospectus. These factors include:
•	our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience;

•	our ability to anticipate and/or react to changes in customer demand and preferences for products and supplies used in creative activities and the related potential impact to merchandise inventories in categories that represent a significant portion of our business;

•	changes in consumer confidence resulting in a reduction in consumer spending on items perceived to be discretionary;

•	the execution and management of our store growth, including new concepts, and the availability of acceptable real estate locations for new store openings;

•	the effective optimization and maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels;

•	the identification and implementation of enhancements to our supply chain to enable us to evaluate our ability to distribute additional SKUs through our distribution centers;

•	delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise;

•	transportation delays (including dock strikes and other work stoppages) and increases in transportation costs due to fuel surcharges and transportation regulations;

•	restrictive actions by foreign governments or changes in United States laws and regulations affecting imports or domestic distribution;

•	material increases in inflation or commodity prices, such as petroleum, steel and paper;

•	material increases in tariffs or duties levied on imports which may limit the availability of certain merchandise from our foreign suppliers;

•	changes in political, economic and social conditions;

•	significant fluctuations in exchange rates;

•	financial difficulties of any of our key vendors, suppliers and service providers;

•	the design and implementation of new management information systems as well as the maintenance and enhancement of existing systems, particularly in light of our continued store growth and the addition of new concepts;

•	our ability to maintain the security of electronic and other confidential information;

•	our ability to comply with the terms and restrictions of our financing arrangements;

•	the seasonality of the retail business; and

•	other risks detailed in this prospectus (including the documents incorporated into this prospectus by reference).
     All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.
     Except for the information contained in this prospectus, we have not authorized any person to give any information or to make any representation in connection with the offering or sale of these securities. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, imply that the information contained herein is correct as of any date subsequent to the date of this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     As specified below, certain documents filed or to be filed by us with the Securities and Exchange Commission, referred to in this prospectus as the “SEC,” are incorporated by reference into this prospectus. The information contained in such documents is considered to be part of this prospectus, except that the information contained in later-dated documents will supplement, modify or supersede the information contained in earlier-dated documents.
     We incorporate by reference into this prospectus the documents listed below and all documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering:
•	Our annual report on Form 10-K for the fiscal year ended January 29, 2005;

•	Our quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2005, as amended;

•	Our current reports on Form 8-K filed April 13, 2005, June 17, 2005 and August 4, 2005; and

•	The description of our common stock, par value $.10 per share, contained in our registration statement on Form 8-A (SEC File No. 001-09338), filed December 5, 2001.

     You may request a copy of any of the information that has been incorporated by reference into, but not delivered with, this prospectus at no cost by writing to or telephoning our Investor Relations Department at the following address or telephone number:
Michaels Stores, Inc.
Investor Relations Department
8000 Bent Branch Drive
Irving, Texas 75063
Telephone: (972) 409-1300
     The information relating to Michaels contained in this prospectus should be read together with the information in the documents incorporated by reference.
WHERE YOU CAN FIND MORE INFORMATION
     We file periodic reports, proxy statements and other information with the SEC in accordance with the requirements of the Securities Exchange Act of 1934. Our filings with the SEC are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our web site at http://www.michaels.com. Our web site is not a part of this prospectus. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
     This prospectus constitutes part of the registration statements we filed with the SEC under the Securities Act of 1933 relating to 6,598,691 shares of our common stock issued or currently issuable by us upon the exercise of options granted under the plan and the subsequent offer and resale of such shares of common stock from time to time by selling stockholders or permitted transferees of such shares of common stock. This prospectus and the registration statements also relate to any additional shares of common stock that any person may acquire as a result of the antidilution provisions of the plan.
     Additional information regarding us and the shares offered by this prospectus is contained in the registration statements and their exhibits. Any statements contained in this prospectus regarding the provisions of any other document are not necessarily complete. Accordingly, each such statement is qualified in its entirety by reference to the copy of such document filed as an exhibit to the registration statements or otherwise filed with the SEC.
MICHAELS
     We are the largest national specialty retailer providing materials, ideas and education for creative activities in home décor, art and craft projects. Through our Michaels stores, we offer a wide selection of items, including:
•	products for the do-it-yourself home decorator, including picture framing materials and custom framing services, silk and dried floral products, and seasonal décor items;

•	art supplies, including memory books, surfaces and pads, brushes, paints, adhesives, and finishes; and

•	craft supplies, including beads, jewelry, needlework and knitting supplies, and kids’ craft materials.
     In addition, through Aaron Brothers, our wholly owned subsidiary, we operate Aaron Brothers stores, which offer photo frames, a full line of ready-made frames, custom framing services and a wide selection of art supplies.

USE OF PROCEEDS
     The proceeds from the issuance of the shares upon exercise of options granted under the plan will be added to our funds and used for general corporate purposes. We will not receive any of the proceeds from the sale by the selling stockholders of any shares they acquire under the plan.
RESALE OF SHARES; SELLING STOCKHOLDERS
     The persons listed in the following table are eligible pursuant to the registration statements and this prospectus to offer and sell shares acquired by them under the plan. The inclusion of any person in the following table is not an indication or admission that such person is our affiliate. The ownership information set forth in the following table is presented as of July 29, 2005. 136,003,509 shares of our common stock were issued and outstanding as of such date.
     We are unaware whether the selling stockholders listed below intend to exercise the options that have been issued to them under the plan or to sell the shares they may acquire upon exercise of options.
     In the future we may allow persons other than those listed below to offer and sell shares acquired under the plan pursuant to the registration statements and this prospectus. We will supplement this prospectus to reflect the identity of such persons and the shares to be sold by them as and when required by law.

	Common Stock			Number of	Common Stock
	Ownership			Shares of	Ownership
	Prior to Offering (1)(2)			Common Stock	After Offering (1)(2)
Name and Position	Number		Percentage	Offered Hereby	Number	Percentage
Charles J. Wyly, Jr.	5,993,619	(3)	4.4%	1,450,739	4,542,880	3.3%
Chairman of the Board of Directors

Sam Wyly	4,552,235	(4)	3.3%	1,568,351	2,983,884	2.2%
Vice Chairman of the Board of Directors

Stargate, Ltd.	570,039	(5)	*	450,039	120,000	*

Richard E. Hanlon	267,600	(6)	*	47,800	219,800	*
Director

The Patrick Reid Hanlon Trust	20,334	(7)	*	15,934	4,400	*

Richard C. Marcus	149,000	(8)	*	14,000	135,000	*
Director

R. Michael Rouleau	1,063,376	(9)	*	925,000	138,376	*
President and
Chief Executive Officer

Jeffrey N. Boyer	179,166	(10)	*	179,166	0	*
Executive Vice President —
Chief Financial Officer

Thomas C. DeCaro	106,382	(11)	*	105,000	1,382	*
Senior Vice President —
Inventory Management

	Common Stock			Number of	Common Stock
	Ownership			Shares of	Ownership
	Prior to Offering (1)(2)			Common Stock	After Offering (1)(2)
Name and Position	Number		Percentage	Offered Hereby	Number	Percentage
Edward F. Sadler	133,334	(12)	*	133,334	0	*
Executive Vice President —
Store Operations

Gregory A. Sandfort	84,419	(13)	*	83,334	1,085	*
Executive Vice President —
General Merchandise Manager

*	Less than 1% of class.

(1)	Percentages are based on 136,003,509 shares of common stock issued and outstanding as of the close of business on July 29, 2005.

(2)	Persons holding shares of common stock pursuant to the Michaels Stores, Inc. Employees 401(k) Plan generally have sole voting and investment power with respect to such shares.

(3)	Includes 1,000,000 shares of common stock to be acquired upon exercise of options granted under the plan, 799,999 of which are presently exercisable and 66,667 of which become exercisable on each of August 6, 2006, August 7, 2006 and August 6, 2007. Also includes: (a) 175,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. Second Amended and Restated 2001 General Stock Option Plan, all of which are presently exercisable; (b) 30,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. 2005 Incentive Compensation Plan, all of which are presently exercisable; (c) 570,039 shares of common stock held of record by Stargate, Ltd. (a limited partnership, the general partner of which is a trust of which Mr. Wyly is a co-trustee); (d) 990,268 shares of common stock held of record by family trusts of which Mr. Wyly is the trustee; and (e) 360,208 shares of common stock held of record by Shadywood USA, Ltd. (a limited partnership of which Mr. Wyly is a general partner). The number of shares reflected in the table also includes 2,867,204 shares held by subsidiaries of certain non-U.S. trusts of which Mr. Wyly and certain of his family members are direct or contingent beneficiaries. Mr. Wyly filed an amended Schedule 13D with the SEC on April 8, 2005 stating that he may be deemed to be the beneficial owner of the shares held by the subsidiaries of those non-U.S. trusts.

(4)	Includes 500,000 shares of common stock to be acquired upon exercise of options granted under the plan, 399,999 of which are presently exercisable, 33,334 of which become exercisable on each of August 7, 2006 and August 6, 2007, and 33,333 of which become exercisable on August 6, 2006. Also includes: (a) 175,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. Second Amended and Restated 2001 General Stock Option Plan, all of which are presently exercisable; (b) 30,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. 2005 Incentive Compensation Plan, all of which are presently exercisable; (c) 400,000 shares held of record by Tallulah, Ltd. (a limited partnership of which Mr. Wyly is a general and limited partner); (d) 299,144 shares held of record by family trusts of which Mr. Wyly is the trustee; and (e) 27,740 shares held of record by Mr. Wyly’s spouse. The number of shares reflected in the table also includes 2,052,000 shares held by subsidiaries of certain non-U.S. trusts of which Mr. Wyly and certain of his family members are direct or contingent beneficiaries. Mr. Wyly filed an amended Schedule 13D with the SEC on April 8, 2005 stating that he may be deemed to be the beneficial owner of the shares held by the subsidiaries of those non-U.S. trusts.

(5)	Mr. Charles J. Wyly, Jr., Chairman of the Board of Directors of Michaels, is a co-trustee of a trust that is the general partner of Stargate, Ltd., a limited partnership.

(6)	Includes 20,334 shares held of record by The Patrick Reid Hanlon Trust (a trust of which Mr. Hanlon is a co-trustee). Also includes: (a) 175,000 shares to be acquired upon exercise of options granted under the Michaels Stores, Inc. Amended and Restated 2001 General Stock Option Plan, all of which are presently exercisable; and (b) 30,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. 2005 Incentive Compensation Plan, all of which are presently exercisable.

(7)	Mr. Richard E. Hanlon, a director of Michaels, is a co-trustee of The Patrick Reid Hanlon Trust.

(8)	Includes: (a) 105,000 shares to be acquired upon exercise of options granted under the Michaels Stores, Inc. Second Amended and Restated 2001 General Stock Option Plan, all of which are presently exercisable; and (b) 30,000 shares of common stock to be acquired upon exercise of options granted under the Michaels Stores, Inc. 2005 Incentive Compensation Plan, all of which are presently exercisable.

(9)	Includes 925,000 shares to be acquired upon exercise of options granted under the plan, 724,999 of which are presently exercisable and 66,667 of which become exercisable on each of August 6, 2006, August 7, 2006 and August 6, 2007. Also includes: (a) 12,219 shares held pursuant to the Michaels Stores, Inc. Employees 401(k) Plan; and (b) 25,343 shares acquired under the Michaels Stores Inc. Amended and Restated 1997 Employees Stock Purchase Plan.

(10)	Includes 179,166 shares to be acquired upon exercise of options granted under the plan, 86,110 of which are presently exercisable, 50,000 of which become exercisable on February 7, 2006, 16,667 of which become exercisable on each of August 6, 2006 and August 6, 2007, and 9,722 of which become exercisable on August 7, 2006.

(11)	Includes 105,000 shares to be acquired upon exercise of options granted under the plan, 69,999 of which are presently exercisable and 11,667 of which will become exercisable on each of August 6, 2006, August 7, 2006 and August 6, 2007. Also includes: (a) 1,276 shares held pursuant to the Michaels Stores, Inc. Employees 401(k) Plan; and (b) 106 shares acquired under the Michaels Stores, Inc. Amended and Restated 1997 Employees Stock Purchase Plan.

(12)	Includes 133,334 shares to be acquired upon exercise of options granted under the plan, 83,333 of which are presently exercisable and 16,667 of which become exercisable on each of August 6, 2006, August 7, 2006 and August 6, 2007.

(13)	Includes 83,334 shares to be acquired upon exercise of options granted under the plan, 16,666 of which are presently exercisable, 16,667 of which become exercisable on each of February 6, 2006, August 6, 2006, February 6, 2007 and August 6, 2007. Also includes: (a) 15 shares held pursuant to the Michaels Stores, Inc. Employees 401(k) Plan; and (b) 1,070 shares acquired under the Michaels Stores Inc. Amended and Restated 1997 Employees Stock Purchase Plan.

MICHAELS STORES, INC.
AMENDED AND RESTATED
1997 STOCK OPTION PLAN
Available Information Regarding the Plan
     A copy of the plan has been filed as Exhibit 99.1 to our current report on Form 8-K (SEC File No. 001-09338) filed with the SEC on July 24, 2003.
     The following summaries of certain provisions of the plan are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the plan. See “Incorporation of Certain Documents by Reference.” Copies of the plan and additional information regarding the plan and the plan’s administrators may be obtained by contacting us at the address or telephone number listed on the cover page of this prospectus.
Purpose and Adoption of the Plan
     The plan is intended to provide incentive compensation to certain of our executive officers, key employees, directors, advisors and consultants. The plan is also intended to aid in attracting persons of outstanding ability to serve and remain in our service. Our board of directors adopted the original plan effective as of June 6, 1997. The stockholders approved the adoption of the original plan at the annual meeting of stockholders held on June 6, 1997. In accordance with the terms of the plan, our board of directors adopted amendments to the original plan effective as of July 18, 2003, which amendments are embodied in the amended and restated plan filed as Exhibit 99.1 to our current report on Form 8-K filed with the SEC on July 24, 2003.
Shares Available Under the Plan
     As of the close of business on August 23, 2005, the total number of shares of common stock available for issuance under the plan was 5,017,801, all of which shares are subject to options previously granted to plan participants. On June 16, 2005, in connection with the adoption of our 2005 Incentive Compensation Plan, we permanently ceased granting options under the plan. Shares of common stock issuable under the plan may be authorized but unissued shares, shares held in treasury or a combination of both.
Description of Options Available Under the Plan
     The plan authorizes the grant of options to purchase shares of common stock that are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, and which permit a participant to benefit from increases in the value of shares of common stock above a predetermined purchase price per share.
     The plan does not specify a maximum term for options granted under the plan. The exercise price of the options may not be less than the fair market value per share of the common stock on the grant date. No more than 1,500,000 shares of common stock pursuant to options may be granted to any plan participant during any single calendar year.
     Payment for shares of common stock purchased upon the exercise of an option may be made:
•	in cash or by check acceptable to us;

•	by transfer to us of shares of common stock, having a value on the business day immediately preceding the exercise date equal to the total exercise price, that are owned by the plan participant and, unless otherwise determined by the committee or the board of directors, either (1) were acquired from a person other than us or (2) have been held by the plan participant for at least six months;

•	by deferred payment from the proceeds of sale through a bank or broker of some or all of the shares of common stock to which such exercise relates;

•	by authorizing us to withhold a number of shares of common stock otherwise issuable to the plan participant, having a value on the business day immediately preceding the exercise date equal to the exercise price, provided that, unless otherwise determined by the committee or the board of directors, the participant attests that he or she owns such number of shares and that the shares either (1) were acquired from a person other than us or (2) have been held by the plan participant for at least six months;

•	by any other legal consideration acceptable to the plan’s administrators;

•	by a combination of any of the foregoing.
However, payment by the transfer of shares of common stock to us, withholding shares of common stock by us or deferred payment will not be available at any time during which we are prohibited from purchasing or acquiring shares of common stock.
     The plan does not require that a participant hold the shares received on the exercise of options for a specified period. The plan permits immediate sequential exercises of options with the exercise price being paid in shares of common stock, including shares of common stock acquired as a result of prior exercises of options.
     The plan’s administrators may, without the consent of the holder of an option, amend any option agreement in various respects, including acceleration of the time at which the option may be exercised, extension of the expiration date, reduction of the purchase price and waiver of other conditions or restrictions.
Plan Administration
     The plan is administered by a committee of the board of directors and the board of directors. The committee and the board of directors have the authority to decide which individuals will receive option grants, the number of shares of common stock to be covered by each option, and the time or times at which options will be exercisable. However, the committee has exclusive authority with respect to options intended to comply with Section 162(m) of the Internal Revenue Code. All of the members of the committee, which must comprise at least two members, are intended to qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The board of directors has appointed our Compensation Committee, whose members are appointed and may be removed by the board of directors from time to time, as the committee to administer the plan.
     The committee and the board of directors have the full authority and discretion to administer the plan. Any determination by the committee or the board of directors will be final and conclusive. However, if the committee disagrees with the board of directors, the determination of the board of directors will be the final and conclusive determination.
Persons Eligible to Receive Options
     Executive officers, key employees, directors, advisors, and consultants of Michaels and our subsidiaries are eligible to receive grants of options under the plan.

Transferability of Options
     Options granted under the plan will be subject to the transfer restrictions, if any, that the committee or the board of directors may impose in granting the options.
Adjustments to Shares Available Under the Plan
     The committee or the board of directors may make or provide for adjustments in the maximum number of shares of common stock available under the plan, the number of shares of common stock covered by outstanding options, the purchase price per share of common stock covered by options, and/or the kind of shares covered (including shares of another issuer), as they may determine is equitably required to prevent dilution or enlargement of the rights of plan participants. Such circumstances include any stock dividend, stock split, combination of shares, recapitalization or other change in our capital structure, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing.
Vesting of Certain Options upon a Change in Control
     The stock option agreement evidencing any option may provide for the earlier exercise of such option in the event of a change in control of Michaels (as defined in such stock option agreement or in any agreement referenced in such stock option agreement) or in the event of any other similar transaction or event.
Withholding Taxes
     To the extent that we are required to withhold federal, state, local or foreign taxes in connection with any benefit realized by a plan participant or other person under the plan, and the amounts available to us for the withholding are insufficient, it will be a condition to the realization of the benefit that the plan participant or other person make arrangements satisfactory to us for payment of the balance of the taxes required to be withheld. In addition, a plan participant may also elect to have the withholding obligation of Michaels satisfied with shares of common stock that would otherwise be transferred to the participant upon exercise of the option (or portion thereof), but Michaels may not withhold shares of common stock for this purpose in excess of the minimum tax required by law.
Nonqualified and Unfunded Status of the Plan
     The plan is unfunded and does not give participants any rights that are superior to those of our general creditors. The plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code.
No Rights to Continued Employment
     The plan does not confer upon any plan participant any right to continued employment or other service with us or any of our subsidiaries and does not interfere in any way with any right that we or any of our subsidiaries would otherwise have to terminate a plan participant’s employment or other service at any time.
Termination and Amendment of the Plan
     The plan may be terminated at any time by action of the board of directors. The termination of the plan will not adversely affect the terms of any outstanding options. The plan may be amended by the board of directors or any duly authorized committee of the board of directors. Such amendments may include changes required or permitted by the Internal Revenue Service, the SEC, the National Association of Securities Dealers, Inc., any stock exchange upon which the common stock is listed for trading, or any other governmental or quasi-governmental agency having jurisdiction over us. Any amendment to the plan which removes or lessens any restrictions on options will apply to all options then outstanding.

Nature and Frequency of Reports
     Other than an agreement evidencing a grant of options, we do not intend to provide plan participants with updates as to the number of options granted, and status of such grants, under the plan.
Reoffers and Resales
     Plan participants who are our affiliates may resell shares of common stock acquired pursuant to the plan (1) under an effective registration statement, if any, covering such resale or (2) in brokerage transactions on the New York Stock Exchange without registration under the Securities Act of 1933 upon compliance with all of the requirements of Rule 144 promulgated by the SEC. Plan participants who are not our “affiliates” may resell shares of common stock acquired pursuant to the plan in brokerage transactions on the New York Stock Exchange or otherwise without complying with Rule 144. As used in this paragraph, the term “affiliates” includes any plan participant who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with us. Our directors and officers may be considered to be “affiliates” and, therefore, should seek guidance on this issue before reselling shares of common stock acquired pursuant to the plan.
FEDERAL INCOME TAX CONSEQUENCES
General
     Certain U.S. federal income tax consequences of the grant, exercise or transfer of options, and the subsequent sale of shares acquired upon the exercise of options, are summarized below. This summary is based on the Internal Revenue Code, as amended to date, applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change. This summary does not attempt to describe all of the possible tax consequences that could result from the acquisition, holding, exercise or disposition of an option or the shares of common stock purchased upon the exercise of an option.
     Because the tax consequences to a plan participant may vary depending on his or her individual circumstances, each participant should consult his or her personal tax advisor regarding the federal and any state, local or foreign tax consequences to him or her.
Recognition of Income; Tax Withholding
     Options granted under the plan are intended to be nonqualified stock options. Nonqualified stock options generally will not result in any taxable income to the plan participant at the time of the grant, but the participant will realize ordinary income at the time of exercise of the options if the shares are not subject to any substantial risk of forfeiture (as defined in Section 83 of the Internal Revenue Code). Under such circumstances, the amount of ordinary income is measured by the excess of the fair market value of the optioned shares at the time of exercise over the exercise price. Such income is subject to payment and withholding of income, FICA and Medicare taxes and other applicable employment taxes.
Tax Basis in Shares Acquired; Gain or Loss on Disposition
     A plan participant’s tax basis in shares acquired upon the exercise of nonqualified stock options is generally equal to the exercise price plus any amount treated as ordinary income at the time of exercise. If shares acquired upon exercise of an option are later sold or exchanged, the difference between the sales price and the plan participant’s tax basis in the shares will generally be taxable as a capital gain or loss (if the stock is a capital asset of the plan participant). The deductibility of capital losses is subject to certain limitations which are not addressed herein.

Payment of Exercise Price with Shares
     If the exercise price of a nonqualified stock option is paid for, in whole or in part, by the delivery of shares of common stock previously owned by the plan participant, no gain or loss will be recognized on the exchange of the previously owned shares of common stock for a like number of shares of common stock. The plan participant’s basis in the number of shares received equal to the number of previously owned shares of common stock surrendered would be the same as the plan participant’s basis in the previously owned shares of common stock. However, the plan participant would be treated as receiving ordinary income equal to the fair market value (at the time of exercise) of the number of shares of common stock received in excess of the number of previously owned shares of common stock surrendered, and the plan participant’s basis in such excess shares would be equal to their fair market value at the time of exercise.
Federal Tax Consequences for Transferors of Stock Options
     A plan participant who transfers a transferable option by way of gift will not recognize income at the time of the transfer. Instead, at the time the transferee exercises the transferable option, the transferor of such transferable option will generally recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares purchased by the transferee over the exercise price of the related option, in the same manner as if the transferor had retained and exercised the option. If a transfer constitutes a completed gift for gift tax purposes, then such transfer will be subject to federal gift tax except, generally, to the extent protected by the individual’s annual exclusion, by his or her lifetime unified credit or by the marital deduction. The amount of the gift is the value of the option at the time of the gift. If the transfer of the option constitutes a completed gift and the transferor retains no interest in or power over the option after the transfer, the option generally will not be included in his or her gross estate for federal estate tax purposes. Prior to making a transfer of a transferable option, a plan participant should consult with his or her personal tax advisor concerning the possible federal and state gift, estate, inheritance, and generation skipping tax consequences of such a transfer, as well as state and local income tax consequences which are not addressed herein.
Recent Federal Tax Legislation
     The American Jobs Creation Act of 2004, or “AJCA,” enacted on October 22, 2004, revised the federal income tax law applicable to the types of awards that are considered “deferred compensation” under the AJCA. If applicable, the AJCA imposes requirements on the provisions and administration of plan awards. These requirements relate to the time, manner and form of elections to defer the income attributable to an award, and to the conditions that must be satisfied to distribute award benefits to participants. Failure to satisfy the requirements may result in the imposition of potentially significant penalties: current taxation of income deferrals without regard to whether the income has been paid; an increase in tax equal to 20% of the deferrals included in income; and an interest charge on the deferrals. The new tax rules are not intended to apply to nonqualified stock options with an exercise price of not less than fair market value on the date of grant.
General Matters Applicable to Michaels
     To the extent that a participant recognizes ordinary income in the circumstances described above, Michaels or a subsidiary would be entitled to a corresponding federal income tax deduction, provided in general that (1) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness, (2) the deduction is not disallowed pursuant to the annual compensation limit set forth in Section 162(m) of the Internal Revenue Code, and (3) certain statutory provisions relating to so-called “excess parachute payments” do not apply. Awards granted under the plan may be subject to acceleration in the event of a change in control of Michaels. Therefore, it is possible that these change in control features may affect whether amounts realized upon the receipt or exercise of options will be deductible by Michaels under the “excess parachute payments” provisions of the Internal Revenue Code.

PLAN OF DISTRIBUTION
     Upon the exercise of options granted under the plan, we will issue shares directly to or for the benefit of plan participants (or their permitted transferees) exercising such options. The shares acquired upon the exercise of options may be sold or otherwise disposed of from time to time in one or more transactions through any one or more of the following:
•	to purchasers directly;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the persons eligible to offer and sell shares pursuant to the registration statements and this prospectus or from the purchasers of the shares for whom they may act as agent;

•	the pledge of the shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the shares or interests therein;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

•	an exchange distribution in accordance with the rules of such exchange, including, without limitation, the New York Stock Exchange, or in transactions in the over the counter market.
     Such sales may be made at then-current prices, at prices related to the then-current market prices or at negotiated prices. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The persons eligible to offer and sell shares pursuant to the registration statements and this prospectus or their successors in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of the shares, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any of the shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
     We will pay all of the expenses in connection with the offering contemplated by this prospectus other than underwriting discounts or commissions, brokers’ fees and the fees and expenses of any legal counsel to the persons eligible to offer and sell shares pursuant to the registration statements and this prospectus.
LEGAL MATTERS
     Certain legal matters in connection with the validity of the common stock offered hereby have been passed upon for us by Jones Day, Dallas, Texas.

EXPERTS
     Ernst & Young, LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 29, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of January 29, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statements. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

6,598,691 SHARES
MICHAELS STORES, INC.
COMMON STOCK

PROSPECTUS

August 23, 2005